Exhibit 10.15

CONFIDENTIAL

PURCHASE AGREEMENT

dated as of                         , 2008

between

WOLVERINE TUBE, INC.

WOLVERINE CHINA INVESTMENTS LLC

and

WIELAND-WERKE AG

CONFIDENTIAL

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of March ___, 2008 (the “Effective Date”), by and between Wolverine Tube, Inc., a Delaware corporation which has its principal place of business at 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801 (“Wolverine”), Wolverine China Investments LLC, a Delaware limited liability company having its principal place of business at 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801 (“W/Investments”), and Wieland-Werke AG, a corporation of the Federal Republic of Germany which has its principal place of business at Graf-Arco-Strasse 36, D-89079 Ulm, Germany (“Purchaser). Capitalized words used and not defined herein have the meanings set forth in Annex I.

PREAMBLE

WHEREAS, W/Investments is a wholly-owned, indirect subsidiary of Wolverine, and W/Investments owns 10,000 shares of the Ordinary Stock of Wolverine Wieland Singapore Holdings Private Limited (“W/W Holdings”), which number of shares constitute all of the issued and outstanding capital stock of W/W Holdings (the “W/W Holdings Stock”); and further, W/Investments has caused W/W Holdings to become the owner of all of the issued and outstanding shares of Wolverine Tube Shanghai Co., Ltd., a corporation organized under the laws of the Peoples Republic of China (“Wolverine Shanghai”);

WHEREAS, Purchaser wishes to purchase from W/Investments, and W/Investments is willing to sell to Purchaser 3,000 shares of the W/W Holdings Stock, which number of shares of W/W Holdings Stock constitutes thirty percent (30%) of the issued and outstanding shares of the W/W Holdings Stock on the Effective Date (the “Tendered Stock”);

WHEREAS, Purchaser wishes to purchase the Tendered Stock, subject to the terms and conditions contained herein, for the cash payment and other consideration provided in this Agreement; and

WHEREAS, at the Closing, W/Investments wishes to sell to Purchaser, and Purchaser desires to purchase from W/Investments, the Tendered Stock on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the agreements, covenants, representations, and warranties set forth in this Agreement, the parties agree as follows:

Section 1.        Definitions; Interpretation.

(a)	Definitions.

As used in this Agreement, unless the context otherwise requires, the following terms have the respective meanings set forth in this Agreement, including Annex I.

(b)	Interpretation.

In this Agreement:

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(i) the singular includes the plural and vice versa, the masculine includes the feminine and vice versa and, unless the context otherwise requires, references to natural persons include corporate bodies, partnerships, and other legal entities and vice versa;

(ii) any reference to an Article, Section, Clause, Schedule, Exhibit, Appendix, Annex, or Attachment, unless otherwise specifically provided, shall be respectively to an Article, Section, Clause, Schedule, Exhibit, Appendix, Annex, or Attachment of this Agreement; and each reference herein to “the Agreement” or “this Agreement” shall, unless otherwise specifically provided, be construed to include the preamble, each such Article, Section, Clause, Schedule, Exhibit, Appendix, Annex, and Attachment;

(iii) the headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation; and

(iv) the expressions “include”, “includes” and “including” shall be construed without limitation.

Section 2.        Sale and Purchase.

(a)	Authorization of Sale; Reservation of Optioned Shares.

Subject to the terms and conditions of this Agreement, Wolverine and W/Investments, each, has authorized (i) the sale of the Tendered Stock, which number of shares shall constitute thirty percent (30%) of the issued and outstanding shares of W/W Holdings Stock (and shall constitute a thirty percent (30%) ownership interest in W/W Holdings) on the Closing Date by W/Investments to Purchaser and (ii) the agreement by W/Investments to sell to Purchaser such number of shares of the W/W Holdings Stock which are owned by W/Investments as shall equal twenty percent (20%) of the aggregate number of the issued and outstanding shares of W/W Holdings (and shall constitute a twenty percent (20%) ownership interest in W/W Holdings) on the closing date (the “Optioned Shares”) pursuant to that certain Stock Option Agreement of even date herewith in substantially the form of Exhibit A (the “Stock Option Agreement”).

(b)	Purchase and Sale of Tendered Stock.

Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants, and agreements contained in this Agreement, at the Closing, W/Investments hereby agrees that it shall sell, assign, and convey to Purchaser, free and clear of liens and encumbrances, as of the Effective Date, that number of shares of the Tendered Stock set forth on Annex II hereto, and Purchaser shall purchase and acquire the Tendered Stock and accept from W/Investments, as of the Effective Date, all of such shares of the Tendered Stock in the amounts set forth on Annex II hereto. At the Closing, W/Investments shall deliver to Purchaser stock certificates and, if required by Purchaser, accompanying stock powers (or other similar documents as required by Applicable Law), representing the shares of the Tendered Stock purchased from W/Investments by Purchaser.

(c)	Commitment to Sell the Optioned Shares.

Subject to the terms and conditions of the Stock Option Agreement, Purchaser shall have the right, but not the obligation, to purchase all but not less than all of the Optioned Shares, which shares shall equal twenty percent (20%) of the aggregate number of the issued and outstanding shares of W/W Holdings (and the related twenty percent (20%) ownership interest) on the Closing Date, for a purchase price and upon the terms and conditions set forth in the Stock Option Agreement.

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(d)	Purchase Price of Tendered Stock.

The aggregate cash purchase price of the Tendered Stock shall be Nine Million Five Hundred Thousand and No/100’s US Dollars (US$9,500,000.00) (the “Cash Purchase Price”); and at the Closing, Purchaser shall pay the Cash Purchase Price, in US Dollar currency, to W/Investments in good funds by wire transfer to the account identified in Annex III. In addition, Purchaser shall deliver to Wolverine Shanghai all of Purchaser’s past, current, and prospective customers of the Products within the Markets in the Territory (including, all customers of such Products of Purchaser’s Affiliates within the Markets in the Territory), which customers, Wolverine and Purchaser have agreed for the purposes of the transactions contemplated by this Agreement to have an attributed value, in the aggregate, of US$2,100,000 (collectively, the “Purchaser Customers”), in accordance with the terms and conditions of that certain Owners and Voting Rights Agreement in substantially the form attached to this Agreement as Exhibit B (the “Voting Rights Agreement”).

3.	Closing of the Purchase of Tendered Stock.

(a) The closing of the sale of the Tendered Stock shall take place at the offices of Wieland, at Graf-Arco-Strasse 36, D-89079 Ulm, Germany, simultaneously with the execution and delivery of this Agreement, on March 14, 2008 or at such other time and place as the parties shall agree (the “Closing”). The closing of the sale and purchase of any W/W Holdings Stock pursuant to the Stock Option Agreement shall take place in accordance with the terms and conditions of the Stock Option Agreement. Purchaser shall be obligated to purchase fractional shares of W/W Holdings Stock, if any, in accordance with this Agreement, and W/Investments shall not sell more than the shares of W/W Holdings described in Annex II at the Closing.

(b) At the Closing, Wolverine, W/Investments, Purchaser, W/W Holdings, and Wolverine Shanghai, as the case may be, shall execute and deliver this Agreement, the Voting Rights Agreement, the Stock Option Agreement, the Non-Exclusive License Agreements between each of Wolverine and Wieland and Wolverine Shanghai, in substantially the form of Exhibit C (the “Non-Exclusive License Agreements”), and such agreements, certificates, consents, Shareholder Notes or other instruments as may be required by this Agreement or Applicable Law (collectively, the “Transaction Documents”).

Section 4.        Representations of Wolverine, W/Investments, and W/W Holdings.

Wolverine, for itself and on behalf of W/W Holdings and W/Investments, hereby represents and warrants to Purchaser as of the Closing as follows:

(a)	Securities Exemption.

Assuming the accuracy of the representations of Purchaser in Section 6(a), the offer and sale of the Tendered Stock by W/Investments are, or will be, exempt from registration under Applicable Laws.

(b)	Organization; Ownership Interests.

(i) Each of Wolverine, W/Investments, and W/W Holdings is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation, is duly qualified to do business and in good standing in each other jurisdiction in which it conducts business where its failure to do so would materially adversely affect its operations, and has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations

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hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Attached as Schedule 4(b) are correct and complete copies of the Organization Instruments of Wolverine, W/W Holdings, and W/Investments, respectively, as in effect on the date of this Agreement.

(ii) Wolverine owns indirectly all of the ownership interest in W/Investments; and W/Investments owns all of the ownership interests in W/W Holdings, W/Investments has taken appropriate action under its Organization Instruments to transfer its ownership interest in Wolverine Shanghai to W/W Holdings such that W/W Holdings is (subject to approvals and registrations contemplated by the Transaction Documents) the sole Member owns all of the ownership interest in Wolverine Shanghai. W/W Holdings is authorized to issue 10,000 shares of one class of stock (which class is “Ordinary Stock”) and all such shares of Ordinary Stock are on the Effective Date issued to W/Investments.

(c)	Authorization; No Conflicts.

The execution, delivery and performance by each of Wolverine, W/Investments, and W/W Holdings of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all requisite action (corporate or otherwise) of such entity, and this Agreement and the other Transaction Documents to which it is a party constitute valid and binding obligations of Wolverine, W/Investments, or W/W Holdings, as the case may be, enforceable against Wolverine, W/Investments, or W/W Holdings, as the case may be, in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles and other similar Applicable Laws. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Wolverine, W/Investments, and W/W Holdings, respectively, will not (i) result in a conflict with its Organization Instruments, or (ii) result in material conflict with, or in a material breach of the terms or conditions of, or constitute a material default (with or without the passage of time, or both) under, any agreement or contract to which it is a party or to which its assets are subject, or result in the creation of any lien, claim, or encumbrance upon its properties or assets.

(d)	Compliance; Licenses and Permits.

Except as set forth on Schedule 4(d) or as expressly contemplated by this Agreement or another Transaction Document, each of Wolverine, W/Investments, and W/W Holdings has complied in all material respects with, and is not in material violation of, any Applicable Law or Permit with respect to its business, as presently or as currently proposed to be conducted and that would have a material adverse effect on the transactions contemplated by this Agreement or the other Transaction Documents. With respect to the transactions contemplated by this Agreement or the other Transaction Documents, each of Wolverine, W/Investments, and W/W Holdings has all material licenses and permits required by Governmental Authorities or Applicable environmental Law (collectively, “Permits”) which are required for the conduct of its business as presently conducted or as is presently proposed to be conducted (except as disclosed in an Exhibit or Schedule to this Agreement or another Transaction Document or contemplated by this Agreement or another Transaction Document), and such Permits are in full force and effect.

(e)	Litigation.

There are no actions, suits, customer claims, counterclaims, proceedings or investigations at law or in equity, by or before any governmental authority (collectively, the “Proceedings”), now pending or, to the Knowledge of Wolverine, threatened against, involving, or affecting Wolverine, W/Investments or

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W/W Holdings or their respective assets or properties which could materially adversely affect the transactions contemplated by this Agreement or the other Transaction Documents.

(f)	Brokers and Finders.

Neither Wolverine, W/Investments, nor W/W Holdings, nor any of their respective officers, directors, employees or owners, has employed or has any obligation with respect to any broker or finder in connection with the transactions contemplated by this Agreement.

Section 5.        Representations with respect to Wolverine Shanghai

Wolverine, for itself and on behalf of W/Investments and Wolverine Shanghai, hereby represents and warrants to Purchaser as of the Closing as follows:

(a)	Organization.

Wolverine Shanghai is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation, is duly qualified to do business and in good standing in each other jurisdiction in which it conducts business where its failure to do so would materially adversely affect its operations, and has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter such of the other Transaction Documents to which it is a party, to perform its obligations under and to consummate the transactions contemplated by the other such Transaction Documents. Attached as Schedule 5(a) are correct and complete copies of the Organization Instruments of Wolverine Shanghai as in effect on the date of this Agreement.

(b) Authorization; No Conflicts.

The execution, delivery and performance by Wolverine Shanghai of the other Transaction Documents to which it is a party have been duly authorized by all requisite action (corporate or otherwise) of such entity, and such other Transaction Documents constitute valid and binding obligations of Wolverine Shanghai, enforceable against Wolverine Shanghai in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles and similar Applicable Laws. The execution, delivery and performance by Wolverine Shanghai of the other Transaction Documents to which it is a party will not (i) result in a conflict with its Organization Instruments, or (ii) result in material conflict with, or in a material breach of the terms or conditions of, or constitute a material default (with or without the passage of time, or both) under, any agreement or contract to which it is a party or to which its assets are subject, or result in the creation of a lien, claim, or encumbrance upon its properties or assets

(c)	Compliance; Licenses and Permits.

Except as set forth on Schedule 5(c), to the Knowledge of Wolverine, Wolverine Shanghai has complied in all material respects with, and is not in material violation of, any Applicable Law or Permit applicable to its business, as presently conducted or as currently proposed to be conducted, or affecting or relating to its performance of the other Transaction Documents to which it is as party. Wolverine Shanghai has all Permits which are required for the conduct of its business as presently conducted and as is presently proposed to be conducted (except as disclosed in an Exhibit or Schedule to, or as contemplated by, this Agreement or another Transaction Document or as previously disclosed to

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Purchaser with respect to the transfer of its shares of stock to W/W Holdings and to certain assets of its metals division), and such Permits are in full force and effect.

(d)	Litigation.

There are no material actions, suits, claims, proceedings or investigations at law or in equity, by or before any governmental authority (collectively, the “Proceedings”), now pending, or to the Knowledge of Wolverine, threatened against, involving, or affecting Wolverine Shanghai or its assets or properties which could materially adversely affect the transactions contemplated by this Agreement or the other Transaction Documents.

(e)	Brokers and Finders.

Neither Wolverine Shanghai nor any of its officers, directors, employees or owners, has employed or has any obligation with respect to any broker or finder in connection with the transactions contemplated by this Agreement.

(f)	Financial Statements.

Wolverine Shanghai has delivered to Purchaser audited financial statements of Wolverine Shanghai for the fiscal years ending December 31, 2005 and December 31, 2006 (collectively, the “Financial Statements”) and unaudited financial statements for the fiscal year ended December 31, 2007, and unaudited year-to-date balance sheets and income statements for the period January 1, 2008 through February 24, 2008 (collectively, the “Interim Financial Statements” and together with the Financial Statements, the “Financial Statements”), which have been prepared in accordance with Chinese GAAP consistently applied throughout the periods referred to in the Financial Statements, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (except as contemplated by another Transaction Document, the effect of which would not, individually or in the aggregate, have a material adverse effect on Wolverine Shanghai) and to the absence of notes (that, if presented, would not differ materially from those included in the Financial Statements), and (ii) are consistent with the books and records of Wolverine Shanghai and fairly present the operations of Wolverine Shanghai.

(g)	Title to Properties; Encumbrances.

Wolverine Shanghai leases the real property used by it in the operation of its business and it is not the record title owner of such real property. Wolverine Shanghai owns all the personal property (whether tangible or intangible) that it purports to own and such personal property is located in the locations operated by it or reflected as operated by it on its books and records, including the Financial Statements. The interests in real property leased by Wolverine Shanghai and the personal property owned by Wolverine Shanghai described in the Financial Statements or other property records of Wolverine Shanghai are free and clear of all material Encumbrances, except (a) mortgages, security interests, or other hypothecations shown on the Financial Statements, (b) mortgages, security interests, or other hypothecations incurred in connection with the purchase of personal property after the date of the Financial Statements (which mortgages, security interests, or other hypothecations are limited to the personal property so acquired), (c) liens for current taxes not yet due, and (d) with respect to real property leased by Wolverine Shanghai, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the real property subject thereto or impairs the operation of it, and (ii) zoning laws and other land use restrictions (including, the rights of way, building use restrictions, exceptions, variances, reservations, or limitations as currently in effect) which to the Knowledge of Wolverine do not impair the present or use of the real property subject thereto as contemplated by this Agreement or the other Transaction Documents. All improvements to real

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property owned by Wolverine Shanghai are located on real property leased by it and are located within the boundaries of such leased real property with respect to Wolverine Shanghai.

(h)	No Material Adverse Change.

Except as contemplated by this Agreement or another Transaction Document, since the date of the Financial Statements, to the Knowledge of Wolverine, (i) there has been no material adverse change in the business, operations, properties, assets, or condition of Wolverine Shanghai, and (ii) no event has occurred or circumstance exists that could result in such a material adverse change with respect to Wolverine Shanghai.

(i)	Environmental Matters.

(i) To the Knowledge of Wolverine, Wolverine Shanghai is in compliance with the Environmental Laws applicable to it. To the Knowledge of Wolverine, Wolverine Shanghai has no reasonable basis to expect an actual or threatened order, notice, or other communication, from (A) any Governmental Authority or private citizen acting in the public interest or (B) the current or prior owner or operator of any of its facilities, of a violation or failure to materially comply with any Applicable Law applicable to it or of an obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any properties or assets (whether real, personal, or mixed) in which Wolverine Shanghai owns or controls.

(ii) There are no pending or, to the Knowledge of Wolverine, threatened material claims, encumbrances, or other restrictions against Wolverine Shanghai arising under or pursuant to any Applicable Law applicable to it or with respect to or affecting any property (whether real, personal, or mixed) in which Wolverine Shanghai has or had a controlling interest.

(iii) To the Knowledge of Wolverine, Wolverine Shanghai has no knowledge of any basis to expect, and to the Knowledge of Wolverine, neither Wolverine Shanghai nor any person or entity for which Wolverine Shanghai is responsible has received, any citation, directive, inquiry, notice, order, summons, warning, or other communication regarding a hazardous activity, Hazardous Substance, or any alleged, actual, or potential material violation or failure to materially comply with any Applicable Law applicable to it, or of any alleged, actual, or potential material obligation to undertake or bear the cost of any environmental, health, and safety liabilities under Applicable Law applicable to it with respect to any of the facilities or any other property (whether real, personal, or mixed) in which Wolverine Shanghai owns or controls.

(iv) To the Knowledge of Wolverine, except as permitted under Applicable Law, there are no Hazardous Substances present at the facilities which are owned or controlled by Wolverine Shanghai, including any Hazardous Substances contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, or incorporated into any structure at any such location. To the Knowledge of Wolverine, neither Wolverine Shanghai nor any person or entity for whose conduct it is responsible has permitted or conducted, or is aware of, any material hazardous activity conducted with respect to any property (whether real, personal, or mixed) which is owned or controlled by Wolverine Shanghai, except in compliance with Environmental Law.

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(j)	Employee Relations.

Wolverine Shanghai has not been and is not a party to any collective bargaining or other labor contract. There is not presently pending or existing or, to the Knowledge of Wolverine, threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any material proceeding against or affecting Wolverine Shanghai relating to the alleged violation of any requirement under Applicable Law pertaining to labor relations or employment matters, including but not limited to, any material charge or complaint filed by an employee or union with a Governmental Authority or to other labor or employment dispute against or affecting Wolverine Shanghai, or (iii) any application for certification of a collective bargaining agent. To the Knowledge of Wolverine, no event has occurred or circumstance exists that could provide the basis for any material work stoppage or other labor dispute with respect to Wolverine Shanghai. There is no lockout of any employees by Wolverine Shanghai, and no such action is contemplated by Wolverine Shanghai. To the Knowledge of Wolverine, Wolverine Shanghai has complied in all material respects with requirements under Applicable Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of employment taxes to governmental authorities (other than payment of such amounts with respect to current periods), occupational safety and health, and plant closing, and there is not currently due by Wolverine Shanghai any material fines, penalties, or other amounts (however designated) for failure to comply with such requirements under Applicable Law.

(k)	Taxes.

(i) Wolverine Shanghai has filed or caused to be filed all tax returns that are or were required to be filed by or with respect to it (whether separately or as a member of a group of entities) pursuant to Applicable Law and has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to such tax returns or otherwise under Applicable Law, or pursuant to any assessment received by it, or that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements.

(ii) [Any income tax returns required of Wolverine Shanghai under Applicable Law have been audited by the appropriate Governmental Authority or are closed by the applicable statute of limitations for all taxable years through                 .] All deficiencies assessed as a result of such audits of income tax returns by Wolverine Shanghai under Applicable Law have been paid, reserved against, settled, or, are being contested in good faith by appropriate proceedings. Wolverine Shanghai has not given or been requested to give waivers or extensions (or is or would not be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of such income taxes by it or for which it may be liable.

(iii) The charges, accruals, and reserves with respect to taxes on the Financial Statements of Wolverine Shanghai are adequate (as determined in accordance with Chinese GAAP). To the Knowledge of Wolverine, there is no proposed tax assessment against Wolverine Shanghai. All taxes that are or were required under Applicable Law to be withheld or collected by Wolverine Shanghai have been duly withheld or collected and, to the extent required, have, to the Knowledge of Wolverine, been paid to the proper Governmental Authorities by Wolverine Shanghai.

(iv) All tax returns filed by Wolverine Shanghai (or that include on a consolidated basis Wolverine Shanghai) are true, correct, and complete, and there is no tax sharing agreement

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to which Wolverine Shanghai is a party which will require any payment by Wolverine Shanghai after the Closing Date.

(l)	Condition and Sufficiency of Assets.

To the Knowledge of Wolverine, the buildings, structures, and equipment owned or leased by Wolverine Shanghai are in good operating condition and repair (ordinary wear and tear excepted), are adequate for the uses for which each currently is used, and do not require maintenance or repair (except for ordinary, routine maintenance and repairs which are conducted in the ordinary course of Wolverine Shanghai’s business and which are not, to the Knowledge of Wolverine, material in nature or cost). The buildings, structures, and equipment leased by Wolverine Shanghai are sufficient for the conduct of Wolverine Shanghai’s business immediately after the Closing Date in substantially the same manner as conducted immediately prior to the Closing Date, except as contemplated by the Voting Rights Agreement and as otherwise contemplated by this Agreement.

(m)	Accounts Receivable.

All accounts receivable of Wolverine Shanghai reflected on its balance sheet included in the Interim Financial Statements (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from the ordinary course of Wolverine Shanghai’s business. Unless paid prior to the Closing Date the Accounts Receivable, to the Knowledge of Wolverine, are or will be as of the Closing Date collectible, in all material respects in the ordinary course of Wolverine Shanghai’s business net of the respective reserves shown on the balance sheet included in the Interim Financial Statements or on the accounting records of Wolverine Shanghai as of the Closing Date; and subject to such reserves, to the Knowledge of Wolverine, the Accounts Receivable either have been or will be collected, in the ordinary course of Wolverine Shanghai’s business. To the Knowledge of Wolverine, there is no material contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable or relating to the amount or validity of such Accounts Receivable.

(n)	Inventory.

To the Knowledge of Wolverine, all of the inventory of Wolverine Shanghai reflected in the balance sheet included in the Interim Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of Wolverine Shanghai’s business, except as required by Chinese GAAP applied on a consistent basis. To the Knowledge of Wolverine, on the Closing Date all inventories of Wolverine Shanghai which have not been not written off have been priced at the lower of cost or market net realizable value on a last in, first out basis and the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are reasonable under the circumstances on the Closing Date.

(o)	No Undisclosed Liabilities.

Wolverine Shanghai has no material liabilities or obligations except for liabilities or obligations reflected or reserved against in the Financial Statements or related records, current liabilities incurred in the ordinary course of business, and liabilities previously disclosed to Purchaser.

Section 6.        Representations of Purchaser.

Purchaser represents to Wolverine, W/ Investments, W/W Holdings, and Wolverine Shanghai, each, as follows:

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(a)	Organization.

The Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation, is duly qualified to do business and in good standing in each other jurisdiction in which it conducts business where its failure to do so would materially adversely affect its operations, has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Attached as Schedule 6(a) are correct and complete copies of the Organization Instruments of Purchaser, as in effect on the date of this Agreement.

(b)	Authorization; No Conflicts.

The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all requisite action (corporate or otherwise) of such entity, and this Agreement and the other Transaction Document to which it is a party constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles and similar Applicable Laws. The Purchaser’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party will not (i) result in a conflict with its Organization Instruments or (ii) result in material conflict with, or in a material breach of the terms or conditions of, or constitute a material default (with or without the passage of time, or both) under, any agreement or contract to which it is a party or to which its assets are subject, or result in the creation of a lien, claim, or encumbrance upon its properties or assets.

(c)	Compliance; Licenses and Permits.

Except as set forth on Schedule 6(c), Purchaser has complied in all material respects with, and is not in material violation of, any Applicable Law or Permit with respect to its business, as presently or as currently proposed to be conducted and that would have a material adverse effect on the transactions contemplated by this Agreement or the other Transaction Documents. With respect to the transactions contemplated by this Agreement or the other Transaction Documents, Purchaser has all Permits which are required for the conduct of its business as presently conducted or as is presently proposed to be conducted (except as disclosed in an Exhibit or Schedule to this Agreement or another Transaction Document), and such Permits are in full force and effect.

(d)	Litigation.

There are no material actions, suits, claims, proceedings or investigations at law or in equity, by or before any governmental authority or other agency or arbitrator or mediator (collectively, “Proceedings”), now pending, to the Knowledge of Purchaser, threatened against, involving, or affecting Purchaser or its property which may materially adversely affect the transactions contemplated by this Agreement or the other Transaction Documents.

(e)	Investment Representations.

(i) Purchaser is acquiring the Tendered Stock for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same.

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(ii) Purchaser understands that the Tendered Stock has not been registered under Applicable securities Laws by reason of the offer and sale of the Tendered Stock in a transaction which is exempt from the registration requirements of the Applicable securities Law and that the Tendered Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Applicable securities Law or is exempt from registration.

(iii) Purchaser understands that the exemption from registration afforded by Applicable securities Laws (the provisions of which are known to Purchaser) depends on the satisfaction of various conditions and that, if applicable, such exemptions may only afford the basis for sales under certain circumstances and only in limited amounts.

(iv) Purchaser has had a reasonable time prior to the date of this Agreement to ask questions and receive answers concerning the terms and conditions of this Agreement and the other Transaction Documents relating to Purchaser’s purchase of the Tendered Stock, and to obtain any additional information which Wolverine, W/Investments, W/W Holdings, or Wolverine Shanghai possesses or could acquire without unreasonable effort or expense, and Purchaser has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies as to enable Purchaser to understand and evaluate the risks of such investment and form an investment decision with respect thereto.

(f)	Brokers and Finders.

Neither Purchaser, nor any of its officers, directors, employees or owners, has employed or has any obligation with respect to any broker or finder in connection with the transactions contemplated by this Agreement.

Section 7.        Actions prior to, simultaneously with, or after the Closing.

The obligation of Purchaser to purchase the Tendered Stock at the Closing is subject to the fulfillment or the waiver by Purchaser of the conditions described in Sections 7(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k),_and (l) on or before the Closing, and the obligation of Wolverine or W/Investments to sell the Tendered Stock or to complete it obligations under this Agreement at the Closing is subject to the fulfillment or the waiver by Wolverine or W/Investments, as the case may be, of the conditions described in Sections 7(a),_(b), (e), (f),_(g), (h), (i), (k),and (l) on or before the Closing. The parties agree that the activities described in Section 7(m) shall be completed after the Closing.

(a) Accuracy of Representations and Warranties. The representations of or with respect to Wolverine, W/Investments, W/W Holdings and Wolverine Shanghai, respectively, and of Purchaser contained in this Agreement and the other Transaction Documents shall be true and correct in all material respects (other than those representations and warranties which are qualified by “materiality”, which shall be true and correct in all respects) as of the Closing Date.

(b) Compliance with Covenants. Wolverine, W/Investments, W/W Holdings, and Wolverine Shanghai, respectively, on the one hand, and Purchaser, on the other hand, shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement and the other Transaction Documents which are to be performed and complied with as of the date of the Closing

(c) Due Diligence. Prior to the Closing Date, Purchaser shall have been satisfied in all respects with the results of its and its advisors’ business, intellectual property, legal, tax, and accounting due diligence investigation of W/W Holdings and Wolverine Shanghai.

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(d) Stock Option Agreement. The Stock Option Agreement shall have been executed and delivered by the parties thereto in substantially the form attached to this Agreement on Exhibit A and shall be in full force and effect.

(e) Voting Rights Agreement. The Voting Rights Agreement shall have been executed and delivered by all parties thereto in substantially the form attached to this Agreement as Exhibit B and shall be in full force and effect.

(f) Non-Exclusive Licenses Agreements. The Non-Exclusive License Agreements shall have been executed and delivered by all parties thereto (including Wolverine with respect to its intellectual property and Wieland with respect to its intellectual property) in substantially the respective forms of each such Agreement attached to the Voting Rights Agreement and shall be in full force and effect.

(g) Other Transaction Documents; Required Consents. Except with respect to the events, activities, approvals, filings, and consents which either this Agreement or another Transaction Document do not contemplate will occur at the Closing, the events, activities, consents, approvals (including corporate approvals evidenced by a certificate of an appropriate corporate officer) and other actions of, and notices and filings with, all persons as may be necessary or required with respect to the execution and delivery by the parties of this Agreement and such of the other Transaction Documents as are to be executed and delivered on the Effective Date, and the consummation by the parties of the transactions contemplated by this Agreement and such of the other Transaction Documents as are to be executed and delivered on the Effective Date have been obtained or made as contemplated by this Agreement or such other of the Transaction Documents (including, without limitation, the appointment of certain directors to the Boards of Directors of W/W Holdings and of Wolverine Shanghai and of the officers of W/W Holdings and of Wolverine Shanghai, as contemplated by the Voting Rights Agreement; but excluding the consents and approvals required under the laws of the Peoples Republic of China or of Singapore).

(h) Authorizing Actions of Wolverine. At or prior to the Closing, Purchaser shall have received certified copies of the requisite corporate actions taken by Wolverine, W/ Investments, W/W Holdings, and Wolverine Shanghai, respectively, and Wolverine shall have received certified copies of all requisite corporate actions (if any be required) taken by Purchaser, to authorize their respective execution and delivery of this Agreement and the other Transaction Documents to which each is a party and their respective consummation of the transactions contemplated hereby and thereby, and such other documents and other instruments as Wolverine or Purchaser, as the case may be, may reasonably request.

(i) Payment; Advance of Loan Funds. Purchaser shall have delivered the Cash Purchase Price to W/Investments in accordance with this Agreement.

(j) Stock Certificates. On the Closing Date, Purchaser shall have received stock certificates, together with stock powers, evidencing its purchase of the Tendered Stock under this Agreement and transfer of the Tendered Stock to Wieland.

(k) Additional Capital and Related Activities. At the Closing, Wolverine shall deliver to Wieland a certificate providing that W/Investments has caused the organization of W/W Holdings after March 5, 2008, that W/W Holdings has no business operations and has entered into no agreements since its organization (except those necessary to complete its organization) and that W/Investments shall use commercially reasonable efforts to complete the registration of the change of ownership of Wolverine Shanghai and the other activities described in Section 6.9 of the Voting Rights Agreement on or before September 30, 2008.

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(l) On the Closing Date, there shall not have been commenced or threatened against any party, W/W Holdings or Wolverine Shanghai any Proceeding by any third party (i) which challenges, or seeks damages or other relief in connection with, any of the transactions contemplated by this Agreement or (ii) which may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

(m) Post-Closing Activities.

(i) After the Closing, Wolverine and Wieland shall cause W/W Holdings and Wolverine Shanghai to complete the registration of the change of ownership of Wolverine Shanghai and the other activities described in Section 6.9 of the Voting Rights Agreement, including all filings required in connection with the activities contemplated by this Agreement and the Voting Rights Agreement under the laws of the Peoples Republic of China or Singapore. After the Closing, upon delivery of such stock certificates and stock powers, W/W Holdings shall issue and deliver to Purchaser new stock certificates representing the Tendered Shares so purchased and standing in the name of Purchaser. In the event that any notice, filing, or other action with respect to a third party (including any Governmental Authority) shall be required after the Closing to give effect to the terms and conditions of this Agreement, the parties to this Agreement agree that each will cooperate with the other to complete all such activities in a prompt manner and to give further effect to this Agreement and each of the other Transaction Documents.

(ii) On or before May 1, 2008, Wolverine shall deliver to Wieland, (i) a physical inventory of the assets of Wolverine Shanghai as of March 30, 2008, together with an unaudited balance sheet of Wolverine Shanghai (the “Closing Balance Sheet”) and a profit and loss statement of Wolverine Shanghai for the fiscal period from January 1, 2008 through March 30, 2008, each of which shall be prepared in accordance with Chinese GAAP, and (ii) based upon the Closing Balance Sheet, a calculation of an adjustment to the Cash Purchase Price, showing the amount of such adjustment, which shall be calculated in a manner consistent with the working capital model attached as Exhibit E (“the Working Capital Model”), as follows:

(A) if and to the extent the Increase (Decrease) in Net Working Capital (as set forth in line item number ten (10) of the Working Capital Model and as computed in accordance with the Working Capital Model) is positive, then Wieland shall pay to W/Investments an amount equal to such Increase (decrease) amount times thirty percent (30%); and

(B) if and to the extent the Increase (Decrease) in Net Working Capital (as set forth in line item number ten (10) of the Working Capital Model and as computed in accordance with the Working Capital Model) is negative, then Wolverine shall pay to Wieland an amount equal to such Increase (decrease) amount times thirty percent (30%).

The payment of such adjusted amount to the Cash Purchase Price shall be made within five (5) Business Days after the calculation of and agreement to such adjustment by Wolverine and Wieland, and all such adjustments shall be determined on or before May 31, 2008. An example demonstrating such calculation is set forth in the Working Capital Model.

(iii) On or before March 31, 2008, Wolverine, Wolverine Shanghai and Wieland shall execute and deliver each of those certain Promissory Notes in substantially the form attached to the Voting Rights Agreement (with respect to that certain Promissory Note in the original principal amount of US$2,800,000 by Wolverine Shanghai in favor of Wolverine (the “Wolverine Shareholder Note”) and in the form of that certain Promissory Note in the original principal amount of US$1,200,000 by Wolverine

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Shanghai in favor of Wieland (the “Wieland Shareholder Note”) (the Wolverine Shareholder Note and the Wieland Shareholder Note being referred to herein, collectively, from time to time, as the “Shareholder Notes”)). Each of Wolverine and Wieland shall have delivered to Wolverine Shanghai the respective original principal amounts of the Wolverine Shareholder Note and of the Wolverine Shareholder Note.

(iv) On or before April 15, 2008, each of W/Investments and Purchaser shall have delivered their respective capital contributions to W/W Holdings in the amounts of $7,000.00 and $3,000.00 (each Singapore dollars), respectively.

(v) On April 15, 2008, Wolverine shall deliver to Wieland a statement of its Chief Financial Officer which confirms that the amounts (in US Dollars) remaining in the Wolverine Shanghai deposit on account April 15, 2008 in working capital for the Product Division (as such term is defined in the Voting Rights Agreement) of Wolverine Shanghai and the amount (in US Dollars) held by Wolverine Shanghai on April 15, 2008 which is allocated to the Metals Division (as such term is defined in the Voting Rights Agreement).

Section 8.        Indemnification.

(a)	Agreement to Indemnify.

(i) Subject to the limitations set forth in this Agreement, Wolverine, on the one hand, and Purchaser, on the other hand, (separately, the “Indemnifying Party”) shall indemnify, defend and hold the other (and the other’s respective officers, directors, managers, employees, representatives, and agents) (collectively, the “Indemnified Parties”) harmless from and against, and shall pay to such persons and reimburse such persons for, any and all Damages arising, directly or indirectly, from or in connection with:

(A) any breach of any representation and warranty of the Indemnifying Party contained in this Agreement or in any certificate delivered at or in connection with the Closing; or

(B) any inaccuracy in any representation and warranty of an Indemnifying Party contained in this Agreement as of the Closing Date, giving any effect to any written information delivered to the Indemnified Party at or before the Closing; or

(C) any breach or alleged breach of any covenant or agreement of the Indemnifying Party (or with respect to Wolverine, by Wolverine or W/Investments) contained in this Agreement or in a certificate delivered at the Closing.

(ii) The representations of Wolverine contained in Sections 4 and 5, on the one hand, and of Purchaser contained in Section 6, on the other hand, of this Agreement shall survive for a period of twelve (12) months following the Closing Date; provided however, that in the event Wolverine Shanghai does not deliver it audited financial statements for the fiscal year ending December 31, 2008 to Wieland on or before February 14, 2008 (the “2008 Financial Statement”), this Agreement shall survive until the thirtieth (30th) day immediately following the date on which the 2008 Financial Statement is delivered to Wieland; and provided further, however, that the representations and warranties concerning taxes contained in Section 5(k) shall survive until the expiration of the statute of limitations under Applicable Law. No representation or warranty shall be deemed to be waived or otherwise diminished unless waived or otherwise diminished by express written consent. A party’s consummation of the transactions contemplated hereby after waiving any of the conditions to its obligation to close

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(including the condition that the other party’s representations and warranties be true in all material respects) shall limit or otherwise affect its rights to recover under this Agreement.

(iii) Notwithstanding the foregoing, any indemnification relating to any goods manufactured, sold, marketed, or distributed or services provided by Wolverine Shanghai, Wolverine or its other Affiliates, or Purchaser or its Affiliates before the Closing shall not be governed by the terms and conditions of this Agreement, but shall be subject to those of the Voting Rights Agreement.

(b)	Limitations on Indemnity.

Notwithstanding any thing set forth in this Agreement to the contrary, no indemnification shall be required by Wolverine or Purchaser (or otherwise under this Agreement) unless the Indemnifying Party shall have received notice of a claim specifying the factual basis of such claim in reasonable detail to the extent then known by the party making such claim on or before a date twelve (12) months after the Closing Date (or such later date as provided in Section 8(a)(ii). Except for claims based upon fraud, gross negligence, or willful misconduct, the aggregate liability for all indemnification and reimbursement of related expenses described in this Section 8 which shall be paid by Wolverine or by Purchaser shall not exceed the Cash Purchase Price; and indemnification or reimbursement of expenses under this Agreement shall be available only if and to the extent that indemnification or reimbursement of expenses is not available to an Indemnified Party under any policy of insurance or similar contract. The provisions of this Section 8 shall survive expiration or termination of this Agreement for a period of twelve (12) months, except for claims that an Indemnifying Party receives written notice of during such twelve (12) month period (or such later period as provided in Section 8(a)(ii)).

(c)	Procedure for Indemnification – Third-Party Claims.

(i) If any person shall claim indemnification hereunder arising from any claim or demand by any person (other than a party to this Agreement) against an Indemnified Party or the commencement of any litigation asserting a claim by an independent party which may give rise to any indemnification to an Indemnified Party under the provisions of this Section 8 (a “Third Party Claim”), such Indemnified Party shall give to the party from whom indemnification is sought (the “Indemnifying Party”) written notice of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail, as promptly as is practicable after obtaining knowledge of such claim, demand or litigation. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent the Indemnifying Party which may materially adversely affect the transactions contemplated by this Agreement or the other Transaction Documents.

(ii) If any Third Party Claim Proceeding is brought against an Indemnified Party by a third party and the Indemnified Party gives notice to the Indemnifying Party pursuant to this Section 8, the Indemnifying Party shall, unless the claim involves taxes, be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding, if (A) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense and by such notice it shall be conclusively established that the Indemnifying Party shall indemnify the Indemnified Party against all claims for indemnification resulting from or relating to such third-party claim as provided in this Section 8, (B) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party and (C) if the Indemnifying Party is a party to the Proceeding, the Indemnifying Party has not determined in good faith that joint representation would be inappropriate. The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of

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such counsel shall be paid by such Indemnified Party. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand, provided that all reasonable out-of-pocket expenses incurred by the Indemnified Party shall be paid by the Indemnifying Party (except the fees and expense of the Indemnified Party’s counsel as set forth in the preceding sentence). If the Indemnifying Party assumes the defense of a Proceeding, the Indemnifying Party shall defend any such Third Party Claim in such manner as it may deem appropriate, including, without limitation, settling such Third Party Claim or litigation (subject to the consent of the Indemnified Party, which shall not be unreasonably withheld), after giving the Indemnified Party reasonable notice of the same, on such terms as the Indemnifying Party may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party in accordance with the provisions of this Section 8; provided that the Indemnifying Party shall furnish the Indemnified Party with copies of all pleadings and other material documents in connection with any such Third Party Claim or Proceeding and the Indemnified Party shall be consulted about (although not in control of) such Third Party Claim or Proceeding. The Indemnified Party shall make available to the Indemnifying Party such books and records as the Indemnifying Party may reasonably require in connection with such defense. If the Indemnifying Party assumes the defense of a Third Party Claim Proceeding, (X) no compromise or settlement of the Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld) unless (1) there is no finding or admission of any violation of law or any violation of the rights of any Person by the Indemnified Party and such settlement has no adverse effect on any other claims that may be made against the Indemnified Party and (2) the sole relief provided is monetary damages that are paid by the Indemnifying Party, and (Y) the Indemnified Party shall have no liability to the Indemnifying Party with respect to any compromise or settlement of such claims effected without its consent.

(iii) If (A) notice is given to an Indemnifying Party of the commencement of any Third Party Claim or a Proceeding by a third party making a claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such claim or Proceeding or (B) an Indemnified Party determines in good faith that there is a reasonable probability that a third party intends to commence a claim or Proceeding which may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Indemnifying Party under this Agreement, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such third party’s claim; provided that the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against such Third Party Claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party shall remain responsible for any indemnifiable amounts arising from or related to such Third Party Claim. The Indemnifying Party may elect to participate in such third party claim Proceedings, negotiations or defense at any time at its own expense and upon giving the Indemnified Party notice of its election to so participate, the Indemnified Party shall provide the Indemnifying Party with the pleadings, documents, books, and records and shall consult with the Indemnifying Party.

(iv) With respect to any Third Party Claim subject to indemnification under this Section 8, (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other person fully informed of the status of such Third Party Claim and any related Proceedings at all stages thereof if such person is not represented by its own counsel, and (ii) the parties agree to render (each at its own expense) to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

(v) With respect to any Third Party Claim subject to indemnification under this Section 8, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the

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confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Applicable Law), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(d)	Indemnification Procedure – Direct Claims.

If an Indemnified Party shall claim indemnification pursuant to this Section 8 for any claim other than a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of the basis for such claim setting forth the nature and amount of the damages resulting from such claim. The Indemnifying Party shall give written notice of any disagreement with such claim within fifteen (15) days following receipt of the Indemnified Party’s notice of the claim, specifying in reasonable detail the nature and extent of such disagreement. If the Indemnifying Party and the Indemnified Party are unable to resolve any disagreement as provided in Section 9(a), then the parties hereto agree to arbitrate any direct claim for Damages as otherwise provided in Section 9.

Section 9.        Arbitration.

(a)	Internal Dispute Resolution.

The parties intend to resolve on an amicable basis any disputes relating to the interpretation and application of this Agreement or other agreements or instruments executed by each of them in connection with or in the performance of this Agreement. The parties to this Agreement shall promptly discuss any such dispute among themselves in good faith; and if such dispute, controversy or difference cannot be resolved as provided in this Section 9(a) within thirty (30) calendar days, then a party may give the another party written notice of arbitration (the “Arbitration Notice”), which arbitration shall be conducted as provided in this Agreement and, otherwise, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect by three (3) arbitrators (the “Arbitration Panel”). The place of the arbitration shall be New York, New York.

(b)	Arbitration Proceedings and Award.

(i) Each member of the Arbitration Panel shall be licensed to practice law in the United States of America, shall have engaged in the practice of law for at least fifteen (15) years, shall have substantial experience in commercial litigation, shall not currently represent or have formerly represented Wolverine, Wieland or any Affiliate of Wolverine or Wieland, or W/W Holdings or Wolverine Shanghai, or any officer or director of an Owner or any Affiliate of Wolverine, Wieland, or of W/W Holdings, or Wolverine Shanghai.

(ii) Each party to the arbitration proceedings shall have the right to request reasonable discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure and the Federal Rules of Evidence, each as then in effect, which discovery shall not exceed a period of ninety (90) days and/or the period required for all testimony to be transcribed. The Arbitration Panel shall not have any right to amend this Agreement without the written consent of the parties.

(iii) The Arbitration Panel shall use its best efforts to commence and conclude all arbitration activities (including, without limitation, the rendering of its written award) within one hundred eighty (180) days following the appointment of the third independent arbitrator. Any and all awards of the Arbitration Panel (including any interest which the Arbitration Panel shall deem to be part of any such

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award) shall be in writing and shall set out the grounds of such award or awards and shall be final, conclusive, and binding on the parties; and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

(iv) The Arbitration Panel shall determine and award, as between the parties to the arbitration proceedings, in the manner and amount as the Arbitration Panel determines appropriate and equitable, the fees, costs and expenses of the arbitration proceeding and those incurred by the parties to the arbitration proceedings (including reasonable attorneys’ fees). The Arbitration Panel shall render its award, which shall be final, not subject to appeal or review, and binding on the parties. In addition, such award shall be in writing, apply legal principles consistent with the terms of this Agreement, and set forth the reason or reasons for its award. The Arbitration Panel shall have the authority to award equitable relief which shall be binding upon the parties to the arbitration proceedings (including without limitation, enjoining the parties to the arbitration proceedings to take or refrain from taking specific action with respect to subject matter of the matter or disagreement); provided, however, no party to the arbitration proceedings shall seek, and the Arbitration Panel shall have no authority to award, any punitive, special, or consequential damages or damages for lost business opportunity or for loss of profits relating to any matters under, arising out of, or in connection with or relating to this Agreement or otherwise subject to arbitration.

(v) The Arbitration Panel shall issue the arbitration award in New York, New York, and each party to this Agreement agrees that such award shall constitute a foreign arbitral award with respect to each country in which such party conducts business. The Arbitration Panel shall determine and may award, between the parties to the arbitration proceedings, in the manner and amount as the Arbitration Panel determines appropriate and equitable, the fees, costs and expenses of the arbitration proceedings and those incurred by such parties (including reasonable attorneys’ fees) and may award interest on any awards of the Arbitration Panel; provided, however, that each party to the arbitration proceedings shall pay its own costs associated with or arising from the arbitration proceedings, unless the written arbitration award expressly provides otherwise. Until issuance of the arbitration award, the parties to this Agreement shall continue to perform this Agreement, and any other agreements or instruments executed in connection with or in the performance of this Agreement, in accordance with their respective terms.

(c)	Jurisdiction.

Each party to this Agreement agrees that arbitration under this Article is the exclusive method for resolving any dispute (other than the internal dispute resolution procedures described in Section 9(a)) and agrees that it will not commence any action or proceeding based on a dispute pertaining to this Agreement, except (i) to recognize and enforce the award of the Arbitration Panel, (ii) to enforce these provisions of this Section 9 or compel the another party to this Agreement to participate in arbitration in accordance with this Section 9, (iii) for the purposes specified in Section 9(d), or (iv) in the event this arbitration provision is held to be unenforceable for any reason by a court of competent jurisdiction, in which event each party to this Agreement hereby agrees to commence proceedings only in the United States District Court for the Southern District of New York (or if that court refuses jurisdiction, the Supreme Court of the State of New York sitting in and for New York County) and each party hereby submits itself and its property to personal jurisdiction in the United States District Court for the Southern District of New York and the courts of the State of New York sitting in and for New York County (and appropriate appellate courts thereof). For purposes of Section 9(c) and Section 9(d), each party to this Agreement agrees that service of process in any such action may be effected by certified mail or internationally-recognized private express courier to such party at its address as provided in Section 11(g) and each party to this Agreement waives any right to assert that any court is inconvenient and agrees not to raise any such objection or assertion.

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(d)	Injunctive Relief.

Without prejudice to the validity or enforceability of the arbitration provisions of this Section 9, each party to this Agreement shall be entitled to seek from any competent judicial authority appropriate injunctive relief to preserve the arbitral matter or otherwise protect its rights pending resolution of the arbitral matter; provided, however, any such injunctive relief shall be authorized or subsequently ratified by the Arbitration Panel selected to resolve the dispute.

(e)	English as Language of Arbitration.

All communications and testimony, whether oral or written, during the arbitration proceedings shall be in the English language.

Section 10.        Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

ANY PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK OR THE UNITED STATES DISTRICT COURT FOR SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK OR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 11.        General Terms.

(a) English as Language of Agreement. This Agreement and all notices permitted or required by this Agreement shall be in the English language.

(b) Governing Law. This Agreement is governed by, and interpreted in accordance with, the laws of the State of Delaware (excluding rules on choice of law principles); provided, however, in the event that another governing law is expressly specified in an agreement or in an Annex, Exhibit, Appendix, Attachment, or Schedule to this Agreement, the parties agree that such other governing law shall apply. Notwithstanding any provision to the contrary contained herein, the parties agree that if applying the law of the State of Delaware, agreeing to arbitration in New York, New York, or availing themselves to the courts of the United States of America or of any State or political subdivision thereof,

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will cause the business of the parties hereto to suffer material adverse tax or regulatory consequences, the parties shall mutually agree on different law or forum, as necessary.

(c) Interpretation; Severability. The terms and conditions of this Agreement shall be read and interpreted so as to render them consistent with each other in order to effect the intents and purposes of the parties. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under Applicable Law, but if for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person is held to be prohibited, invalid or unenforceable by any governmental authority, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held prohibited, invalid or unenforceable, shall not be affected thereby, and the remaining clauses and provisions of this Agreement shall nevertheless remain in full force and effect.

(d) Termination of this Agreement. Except as expressly provided in this Agreement, this Agreement shall terminate automatically upon the consummation of the sale and purchase the Tendered Shares.

(e) Amendments. This Agreement may not be changed, amended, or terminated without the express prior written consent of each party to this Agreement.

(f) Reserved.

(g) Notices.

All notices and other communications which are required to permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by internationally-recognized overnight courier, or by facsimile addressed as follows:

if to Wolverine or W/Investments:

Wolverine Tube, Inc.

200 Clinton Avenue West, Suite 1000

Huntsville, Alabama 35801

Facsimile: (256) 580-3996

Attention: President

with a copy (which shall not constitute notice) to:

Bradley Arant Rose & White LLP

200 Clinton Avenue West, Suite 900

Huntsville, Alabama 35801-4900

Facsimile: (256) 517-5200

Attention: S. Revelle Gwyn, Esq.

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if to Purchaser:

Wieland-Werke AG

Graf-Arco-Strasse 34-36

D-89079 Ulm

Federal Republic of Germany

Facsimile: +49-731-944-2875

Attention: Legal Department

with a copy (which shall not constitute notice) to:

Lillig & Thorness, Ltd.

1900 Spring Road, Suite 200

Oak Brook, Illinois 60523-1495

Facsimile: 630-571-1042

Attention: Gregory F. Smith and David R. Stallter, Esq.

or to such other address as the party to whom notice or other communication is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been given, received and to be effective (i) in the case of personal delivery, on the date of such delivery if a Business Day or, if not a Business Day, the next succeeding Business Day; (ii) in the case of delivery by internationally-recognized overnight courier, on the third Business Day after the date when deposited with such overnight courier with all “next-day” delivery charges prepaid; and (iii) in the case of facsimile, on the second Business Day after transmission, when such transmission is evidenced by written confirmation of sending and receipt generated by the facsimile machine from which transmitted.

(h) Counterparts. This Agreement and any other document permitted or required to be executed hereunder may be executed in any number of counterparts and by the different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document. The parties agree that a facsimile, digital or other electronic copy of any party’s signature to this Agreement shall have the same effect as an original signature; provided, however, that, as soon as possible after the effectiveness of this Agreement, each party shall send original executed signature pages to the other parties.

(i) Successors and Assigns. This Agreement shall bind and inure to the benefit of each of the parties to this Agreement, and each of their respective successors and assigns (if any); provided, however, that no party shall have the right to assign wither this Agreement or any other Transaction Document or any of its rights, interests, privileges or obligations under this Agreement or any other Transaction Document.

(j) No Waiver. The failure of any party to insist upon strict performance of any covenant or obligation hereunder shall not be a waiver of such party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent to or waiver of any other breach or default in the performance of the same or any other obligation under this Agreement.

(k) Further Assurances. Each party hereto agrees to execute, acknowledge, deliver, file, record and publish such further agreements, certificates, amendments of certificates, instruments, or

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documents as may be required by Applicable Law or may, in the opinion of either Wolverine or Wieland be necessary or desirable to carry out the provisions of this Agreement.

(l) Remedies; Specific Performance.

(i) Except as otherwise provided in this Agreement, no remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise under Applicable Law, and a party’s election of any one or more of such remedies shall not constitute a waiver by such party of the right to pursue any other available remedy. Each remedy shall be cumulative and shall be in addition to every other remedy which is available under this Agreement or under Applicable Law. Any reference to law in this Section 11(l) shall be a reference to Applicable Law.

(ii) Except as otherwise provided in this Agreement and without prejudice to any other rights or remedies which a party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach of this Agreement and that, to the fullest extent permitted by law, the parties shall be entitled to the remedies of injunction, specific performance and other equitable relief (without a showing that monetary damages are unavailable, or posting of bond, or other similar actions) for any threatened or actual breach of this Agreement by such other party or any other relevant person.

(m) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter, including, without limitation, that certain Memorandum of Understanding, dated as of November 13, 2007, by and between Wolverine and Purchaser.

(o) Third Party Beneficiaries. The provisions of this Agreement are intended solely to benefit the parties to this Agreement and, to the fullest extent permitted by Applicable Law, shall not be construed as conferring any benefit upon any third party, including any creditor of any party, and no such creditor shall be a third party beneficiary of this Agreement.

(o) Costs. Unless otherwise expressly agreed in this Agreement or in another Transaction Document, each party shall pay all of its own expenses and costs incurred in connection with the preparation, execution, and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents.

(p) Confidentiality.

(i) Except if and to the extent as all other parties shall expressly agree upon in writing, each party agrees (i) to take reasonable and appropriate efforts to safeguard from disclosure, treat as confidential, and not disclose the terms and conditions of this Agreement or of any other Transaction Document, other facts related to the activities contemplated by this Agreement or any other Transaction Document, and any and all Confidential Information which it receives pursuant to its execution, delivery or performance of this Agreement or any other Transaction Document to anyone other than as permitted by this Agreement, (ii) to not use any Confidential Information for any purpose other than such party’s performance of the terms and conditions of this Agreement or of any other Transaction Document, and (iii) to not distribute the terms and conditions of this Agreement or any other Transaction Document or any Confidential Information to any person other than as permitted by this Agreement without the prior written consent of the other parties to this Agreement or such other Transaction Document. Each party shall have the right to request the return or destruction of any Confidential Information (including all

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copies) which it has received from another party, and each party shall promptly comply with any such request from another party. Each party also shall destroy all material prepared by it which is based upon any Confidential Information which it receives from another party; provided, however, a party who returns or destroys any Confidential Information which is material to its performance of this Agreement or any other Transaction Document shall not have any liability for its failure thereafter to perform the terms and conditions of this Agreement to which such Confidential Information was material. If requested by another party, a party (acting through one of its officers or directors) shall promptly certify in writing to the requesting party that such party has returned or destroyed all Confidential Information described in such request.

(ii) All Confidential Information shall be used by a party solely for the purposes of performing its obligations under this Agreement or another Transaction Document and not for any other purpose. Each party shall inform each of its officers, directors, employees, representatives, or agents to whom this Agreement or any other Transaction Document, the terms and conditions of this Agreement or of any other Transaction Document, or any Confidential Information is disclosed of the confidential nature of such information and of the need to maintain such in confidence and shall disclose the terms and conditions of this Agreement and other Transaction Documents and Confidential Information to its officers, directors, employees, representatives or agents only on a “need-to-know” basis.

(iii) In the event any governmental authority shall request or require (by whatever method or in whatever manner) the disclosure of this Agreement or any other Transaction Document or any Confidential Information or any information regarding the terms and conditions of this Agreement or of any other Transaction Document or the fact of its or their respective existence, the party receiving such a request or requirement shall promptly give written notice to each of the other parties to this Agreement or such other Transaction Document of such request or requirement so that such other parties shall have an opportunity to seek an appropriate protective order. The parties to this Agreement and the other Transaction Documents shall cooperate to take reasonable steps to prevent disclosure of another party’s Confidential Information, including seeing an appropriate protective order, or if the information is required to be disclosed, confidential treatment. The parties also agree that if, in the absence of a protective order, a party is legally required to disclose Confidential Information, the terms and conditions of this Agreement or another Transaction Document, the fact of this Agreement or another Transaction Document, or other facts related to the activities contemplated by this Agreement or another Transaction Document, such party may disclose such information (including such Confidential Information) without liability under this Agreement or such other Transaction Document, but such party shall not be relieved of any liability under this Agreement or such other Transaction Document for any previous disclosure by such party (or any of its officers, directors, employees, representatives, or agents) which was not permitted by this Agreement.

(iv) This Section 11(p) shall survive the termination of this Agreement for a period of five (5) years.

(q) Plain Meaning; Independent Review. This Agreement shall be construed in its entirety according to its plain meaning and shall be construed as the product of negotiation at arms’ length between equally sophisticated business persons advised by counsel. Each party acknowledges that such party and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement and this Agreement shall not be construed against the party who provided and drafted it.

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EACH PARTY HEREBY ACKNOWLEDGES THAT IT HAS THOROUGHLY REVIEWED THIS AGREEMENT; THAT IT HAS HAD ACCESS TO LEGAL COUNSEL OR OTHER PROFESSIONAL ADVISORS OF ITS OWN CHOICE; THAT IT HAS REVIEWED THIS AGREEMENT WITH SUCH COUNSEL AND/OR ADVISORS TO THE EXTENT IT HAS DEEMED NECESSARY OR APPROPRIATE; AND THAT IT HAS NOT RELIED UPON THE ADVICE OF ANY OTHER COUNSEL, OR ADVISORS, OR THIRD PARTIES.

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[SIGNATURE PAGE TO PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed and delivered this Purchase Agreement on the date first above written.

WOLVERINE:

WOLVERINE TUBE, INC.

By:
Harold M. Karp
Title:	President and Chief Operating Officer

PURCHASER:

WIELAND-WERKE AG

By:
Name:	Harald Kroener
Title:	Chairman of the Executive Board

By:
Name:	Dr. Ulrich Hartmann
Title:	Member of the Executive Board

W/INVESTMENTS:

WOLVERINE CHINA INVESTMENTS LLC

By:	Wolverine Tube (Canada), Inc. (a corporation organized under the laws of the Province of Ontario, Canada), its sole Member

By:
Name:	Harold M. Karp
Title:	Director

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ANNEX I

DEFINITIONS

“Affiliate” means with respect to any entity, any other entity that, directly or indirectly, controls, is controlled by or is under common control with, that entity or as otherwise agreed to by the parties from time to time; provided, however, that in each case any such other entity shall be considered to be an Affiliate only during the time period during which such control exists, For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any entity means the possession, directly or indirectly, of the power to direct and/or cause the direction of the management and policies of such entity, whether through the ownership of voting securities by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Applicable Law” means with respect to the relevant subject matter or entity any and all governmental (whether national, supranational, state, provincial, local, or any other governmental level), quasi governmental, or self regulatory body’s laws, regulations, ordinances and any other provisions having the force of law in the jurisdiction to which any such laws, regulations, ordinances or other provisions pertain.

“Cash Purchase Price” shall have the meaning set forth in the recitals hereto.

“Closing” shall have the meaning set forth in Section 3(a).

“commercially reasonable efforts” means the efforts that a prudent business person would use in similar circumstances to achieve a desired result and as expeditiously as possible; provided that an obligation to use the commercially reasonable efforts under this Agreement does not require the person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such person of this Agreement or the transactions contemplated hereby.

“Damages” means damages, loss, liability, claim, damage, expense (including cost of investigation and reasonable attorneys’ fees) and diminution of value, whether or not involving a third-party claim, but shall not include any special, consequential, punitive damages or damages for lost business opportunity.

“Dollars” or “$” shall mean the currency of the United States of America or United States dollars.

“Encumbrances” means all mortgages, judgments, claims, liens, security interests, pledges, escrows, charges, pre-emptive rights, rights of first offer or first refusal or other encumbrances of any kind or character whatsoever.

“Financial Statements” has the meaning set forth in Section 5(f).

“GAAP” means generally accepted accounting principles as recognized by the Peoples Republic of China, applied on a consistent basis.

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“Governmental Authority” means any minister, ministry, department, court, judicial authority, tribunal, arbitrator, authority, agency, commission, commissioner, board, bureau, body, exchange, official, association or other instrumentality or organization of any country or other domestic or foreign state, city, country, municipality, territory, province, district, region, commonwealth, protectorate, possession or other political subdivision, in each case having jurisdiction over any party in any respect to matters arising under this Agreement.

“Hazardous Substance” means, without limitation: (i) those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” under any Applicable Law; (ii) those substances listed by any Governmental Authority as hazardous substances; and (iii) those other substances, materials or which are or become regulated under any Applicable Law or by any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 8(a)(i).

“Indemnifying Party” has the meaning set forth in Section 8(a)(i).

“Interim Balance Sheet” has the meaning set forth in Section 5(f).

“Interim Financial Statements” has the meaning set forth in Section 5(f).

“Knowledge” or “Knowledge of Wolverine, W/Investments, or Wolverine Shanghai, or of Purchaser” means with respect to Wolverine, W/Investments, Wolverine Shanghai, or Purchaser, actual present knowledge of the officers and directors of Wolverine, Wolverine Shanghai Wolverine Investments or of Purchaser, as the case may be, who have devoted substantive attention to the transactions contemplated by this Agreement or the negotiation of the terms and conditions of this Agreement (who are with respect to Wolverine, W/Investments, W/W Holdings and Wolverine Shanghai, collectively, the following individuals: James Berry, David Jordan, Jennifer Brinkley David Styers, “Luke” Luo, David Owen and Bi Xiang Jian (also known as Michael Bi) and incorporates reliance upon any certificates or disclosure schedules or information of such corporation.

“Markets” or “Market” shall have the meaning set forth in the Voting Rights Agreement.

“material adverse change” means any material adverse change in the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Wolverine or any of its subsidiaries (taken as a whole).

“material adverse effect” means an adverse effect in excess of $100,000 on the condition (financial or otherwise), results of operations, business, properties, liabilities or prospects of a party’s business or the business of Wolverine Shanghai or of W/W Holdings.

“Non-Exclusive License Agreements” shall have the meaning set forth in Section 3(b).

“Ordinary Course” means an action taken by a person only if:

(a) such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person;

(b) such action is not required to be authorized by the board of directors of such person (or by any person or group of persons exercising similar authority) or by owners; and

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(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors of such person (or by any person or group of persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person.

“Organization Instruments” means the certificates, instruments, registrations, and other similar documents which are required by Applicable Law for the formation, organization, or creation of a legal entity such as a corporation, limited liability company, or other business enterprise under such Applicable Law, and all amendments to such certificates, instruments, registrations, or other similar documents.

“Optioned Shares” shall have the meaning set forth in Section 2(a).

“Permits” shall have the meaning set forth in Section 4(d).

“Permitted Liens” means (i) the liens for current taxes not yet due and payable (provided that, with respect to real property, taxes shall be deemed to refer to ad valorem property taxes only), (ii) with respect to personal property only, the liens imposed by Applicable Law, such as the liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar liens incurred in the ordinary course for sums not constituting borrowed money, that are not overdue, (iii) with respect to real property only, (A) minor imperfections of title, if any, none of which materially detracts from the value or impairs the present or anticipated use of the real property subject thereto, or impairs the present or anticipated operations of the owners or lessor of such real property, as the case may be, and (B) zoning laws and other land use restrictions that do not impair the present or anticipated use of the real property subject thereto, and (iv) liens arising from or in connection with indebtedness incurred in the ordinary course of the borrower’s business or in the ordinary course of the business of an Affiliate or in accordance with the Organization Documents of a borrower or an Affiliate.

“person” or “persons” shall be construed in the broadest sense and means any individual, corporation, partnership, limited liability company, association, trust, Governmental Authority or other entity or organization.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Products” or “Product” shall mean have the meaning set forth in the Voting Rights Agreement,

“Representative” shall mean the person designated in writing to represent either or all of Wolverine, W/Investments, W/W Holdings, or Wolverine Shanghai or to represent Purchaser.

“Shareholder Notes” or “Shareholder Note” shall have the meaning set forth in Section 7(m).

“Stock Option Agreement” means the Stock Option Agreement dated as of the Effective Date, in the form of Exhibit A.

“taxes” means (i) all taxes, charges, fees, levies or other assessments (whether national, federal, state, local or foreign), including income, gross receipts, excise, property, sales, use, transfer, license, payroll, franchise, ad valorem, withholding, employment or unemployment taxes due under Applicable Law and (ii) any interest, penalties and additions related to the foregoing.

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“tax return” means any report, return or other information required to be supplied to a taxing authority in connection with the taxes.

“Tendered Stock” shall have the meaning set forth in the preamble hereto.

“Territory” shall have the meaning set forth in the Voting Rights Agreement.

“Transaction Documents” means (i) this Agreement, (ii) the Rights Agreement, (iii) the Stock Option Agreement, (iv) the Non-Exclusive License Agreements, (v) the Shareholder Notes, and (vi) all other documents, agreements and instruments executed and delivered in connection herewith, in each case, as amended, modified or supplemented from time to time.

“Voting Rights Agreement” means the Owners’ and Voting Agreement dated as of the Effective Date, in the form of Exhibit B.

“W/W Holdings Stock” shall have the meaning set forth in the recitals hereto.

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ANNEX II

TENDERED STOCK

	Name	Number of Shares of W/W Holdings Stock
1.	Wolverine China Investments, LLC	7,000 shares (70%)

200 Clinton Avenue West
Suite 1000
Huntsville, AL 35801

2.	Wieland-Werke AG	3,000 shares (30%)

Graf-Arco-Strasse 36
D-89079
Ulm, Germany

	TOTAL	10,000 shares (100%)

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ANNEX III

WIRE INSTRUCTIONS

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INDEX OF ANNEXES, SCHEDULES & EXHIBITS

Annex
Annex I:	Definitions
Annex II:	Securities Purchased by Purchaser
Annex III:	Wire Instructions

Exhibits
Exhibit A:	Stock Option Agreement
Exhibit B:	Owners and Voting Rights Agreement
Exhibit C:	Non-Exclusive License Agreements
Exhibit D:	Shareholder Notes
Exhibit E	Working Capital Model